Exhibit No. 3/ AFGL International, Inc./ Form S-3

              SERIES A CONVERTIBLE PREFERRED STOCK
                   CERTIFICATE OF DESIGNATION

                               FOR

                   21st CENTURY HOLDINGS, INC.

       CERTIFICATE OF DESIGNATION, PREFERENCES AND RIGHTS

                               OF

              SERIES A CONVERTIBLE PREFERRED STOCK

                               OF

                      21st CENTURY HOLDINGS


                Pursuant to Section 78.195 of the
                 Nevada General Corporation Law


      21st  CENTURY  HOLDINGS, INC., a corporation organized  and
existing   under   the  laws  of  the  State   of   Nevada   (the
"Corporation"), in accordance with Section 78.195 of  the  Nevada
Corporate Law, DOES HEREBY CERTIFY:

      1. The Certificate of Incorporation of the Corporation, as amended (the "Certificate of Incorporation"), fixes the total number of shares of all classes of capital stock which the Corporation shall have the authority to issue at Twenty-Five Million (25,000,000) shares, of which Five Million (5,000,000) shares shall be shares of Preferred Stock, par value $.001 per share (herein referred to as "Preferred Stock"), and Twenty Million (20,000,000) shares shall be shares of Common Stock, par value $.01 per share (herein referred to as "Common Stock").

      2. The Certificate of Incorporation expressly grants to the Board of Directors of the Corporation authority to provide for the issuance of said Preferred Stock in one or more series, with such voting powers, full or limited but not to exceed one vote per share, or without voting powers, and with such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or revolutions providing for the issue thereof adopted by the Board of Directors and as are not stated and expressed in the Certificate of Incorporation.

      3. Pursuant to authority conferred upon the Board of Directors by the Certificate of Incorporation, the Board of Directors, on Aug. 11, 1993, [by unanimous written consent], duly authorized and adopted the following resolutions providing for an issue of a series of its Preferred Stock to be designated "Series A Convertible Preferred Stock."

      "RESOLVED, that an issue of a series of Preferred Stock, $.001 par value per share, of the Corporation (the Preferred Stock of the Corporation being herein referred to as "Preferred Stock", which term shall include any additional shares of Preferred Stock of the same class hereafter authorized to be issued by the Corporation), consisting of Ten Thousand (10,000) shares is hereby provided for, and the voting power, designation, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, of such series shall be as set forth below:

Designation:  Number of Shares.

     (a) The designation of such series of Preferred Stock shall be "Series A Convertible Preferred Stock" (hereinafter referred to as the "Convertible Preferred Stock") and the number of authorized shares constituting the Convertible Preferred Stock is Ten Thousand (10,000). The Convertible Preferred Stock shall be deemed a separate class of Preferred Stock apart from any other series of Preferred Stock.

Part 1.  Dividends.

      1A. Entitlement. The holders of Convertible Preferred Stock shall be entitled to receive cumulative cash dividends when and as declared by the Corporation's Board of Directors out of funds available therefor under applicable law. Such dividends shall be paid to the holders of record at the close of business on the date specified by the Board of Directors at the time such dividend is declared; provided, however, that such date shall not be more than sixty (60) days nor less than ten (10) days prior to each respective Dividend Payment Date (as defined below).

      1B. Accrual Rate. Dividends on each share of Convertible Preferred Stock shall accrue cumulatively on a daily basis at the rate of 8.00% per annum of the Liquidation Value (as defined below) thereof, but not including such portion of the Liquidation Value, if any, which constitutes accrued and unpaid dividends, from and including the date of issuance of such share to and including the date on which the Redemption Price (as defined below) of such share is paid or the date on which such share in converted into Common Stock. Such dividends shall accrue whether or not they have been declared and whether or not there are profits, surplus or other funds of the Corporation legally available for the payment of dividends. The date on which the Corporation initially issues any share of the Convertible Preferred Stock will be deemed to be its "date of issuance" regardless of the number of times transfer of any such share is made on the stock records maintained by or for the Corporation and regardless of the number of certificates which may be issued to evidence any such share.

      1C. Dividend Payment Dates. Dividends on the Convertible Preferred Stock shall be payable semi-annually on June 30 and December 31 of each year (the "Dividend Payment Dates"). All dividends which have accrued on each share of Convertible Preferred Stock outstanding during the six-month period ending upon each such Dividend Payment Date will be added to the Liquidation Value of such share and will remain a part thereof until such dividends are paid.

      1D. Certain Restrictions. The Corporation shall not, without the prior written consent of the holders of a majority of Convertible Preferred Stock, (i) declare, order or pay any dividend (other than dividends payable solely in shares of stock) on any Junior Securities or (ii) redeem any shares of Junior Securities, unless and until the Corporation shall have redeemed all of the outstanding Convertible Preferred Stock in accordance with Part 3 below.

      1E. Distribution of Partial Dividend Payments; Fractional Shares. If at any time the Corporation pays less than the total amount of dividends then accrued with respect to the Convertible Preferred Stock, such payment will be distributed ratably among the holders of such Convertible Preferred Stock based upon the aggregate accrued but unpaid dividends on such Convertible Preferred Stock held by each holder. Each fractional share of Convertible Preferred Stock outstanding, if any, shall be entitled to a ratably proportionate amount of all dividends to which each outstanding full share of such Convertible Preferred Stock is entitled hereunder.

Part 2.  Liquidation.

      Upon any liquidation, dissolution or winding up of the Corporation, the holders of Convertible Preferred Stock will be entitled to be paid, before any distribution or payment is made upon any Junior Securities, an amount in cash equal to the aggregate Liquidation Value of all shares of Convertible
Preferred Stock outstanding, and the holders of Convertible Preferred Stock will not be entitled to any further payment. If upon any such liquidation, dissolution or winding up of the Corporation, the Corporation's assets to be distributed among the holders of Convertible Preferred stock are insufficient to permit payment to such holders of the aggregate amount which they are entitled to be paid, then the entire assets to be distributed will be distributed ratably among such holders based upon the aggregate Liquidation Value of the Convertible Preferred Stock held by each such holder. The Corporation will mail written notice of such liquidation, dissolution or winding up not less than 30 days prior to the payment date stated therein, to each record holder of Convertible Preferred Stock. Neither the consolidation or merger of the Corporation into or with any other corporation or corporations, nor the sale or transfer by the Corporation of all or any part of its assets, nor the reduction of the capital stock of the Corporation, will be deemed to be a liquidation, dissolution or winding up of the Corporation within the meaning of this Part 2.

Part 3.  Redemptions.

      3A. For each share of Convertible Preferred Stock which is to be redeemed, the Corporation will be obligated on the Redemption Date (as defined below) to pay to the holder thereof (upon surrender by such holder at the Corporation's principal office or to the corporation's transfer agent of the certificate(s) representing such shares of Convertible Preferred Stock) an amount in immediately available funds equal to the Liquidation Value thereof. If the funds of the Corporation legally available for redemption of Convertible Preferred Stock on any Redemption Date are insufficient to redeem the total number of shares of Convertible Preferred Stock to be redeemed on such date, those funds which are legally available will be used to redeem the maximum. possible number of shares of Convertible Preferred Stock ratably among the holders of the Convertible Preferred Stock to be redeemed based upon the Liquidation Value of such Convertible Preferred Stock held by each such holder. At any time thereafter when additional funds of the Corporation are legally available for the redemption of convertible Preferred Stock, such funds will immediately be used to redeem the balance of the Convertible Preferred Stock which the Corporation has become obligated to redeem on any Redemption Date but which it has not redeemed.

      3B. Notice of Redemption. The Corporation will mail written notice of each redemption of Convertible Preferred Stock to each record holder of Convertible Preferred Stock not more than sixty (60) nor less then twenty (20) days prior to the date on which such redemption in to be made. In case fewer than the total number of shares of Convertible Preferred Stock represented by any certificate are redeemed, a new certificate representing the number of unredeemed shares of Convertible Preferred Stock will be issued to the holder thereof without cost to such holder within ten business days after surrender of the certificate representing the redeemed Convertible Preferred Stock.

      3C. Redemption Date. On the date on which the Liquidation value of any Convertible Preferred Stock is paid all rights, including, but not limited to any right of conversion, of the holder of such Convertible Preferred Stock will cease, and such Convertible Preferred Stock will not be deemed to be outstanding.

      3D.  Redeemed or Otherwise Acquired Shares.  Any shares  of
Convertible Preferred Stock which are redeemed or otherwise acquired by the Corporation shall be canceled and may not be reissued.

      3E. Optional Redemption and Mandatory Conversion. The Corporation may at any time redeem all or any portion of the
Convertible Preferred Stock at a price per share equal to the Liquidation Value thereof, including any accrued and unpaid dividends. In the event the Corporation elects to redeem Convertible Preferred Stock under certain circumstances contained herein, the holders of such Convertible Preferred Stock shall be required to convert Convertible Preferred Stock into Common Stock as provided in Part 6D below.

      3F. Redemptions upon Certain Voluntary Corporate Actions. Upon the occurrence of a (i) breach by the Corporation of the
Registration  Agreement (as herein defined) (ii)  breach  by  the
Corporation of Section 6.5 or Section 6.6 of the Debt Restructuring Agreement (as herein defined), or (iii) Fundamental Change, the Corporation shall redeem all of the outstanding Convertible Preferred Stock at a price per share equal to the Liquidation Value thereof including any accrued and unpaid dividends to the Redemption Date. The term "Fundamental Change" means (a) a sale or transfer of all or substantially all of the assets of the Corporation on a consolidated basis in any transaction or series of related transactions (other than sales in the ordinary course of business) and (b) any merger or consolidation to which the Corporation is a party, except for a merger in which the Corporation is the surviving corporation and, after giving effect to such merger, the holders of the Corporation's outstanding capital stock (on a fully-diluted basis) immediately prior to such merger will own the Corporation's outstanding capital stock (on a fully-diluted basis) having a majority of the ordinary voting power to elect the Corporation's board of directors.

Part 4.  Events of Noncompliance

      4A.   Definition.  An Event of Noncompliance will be deemed
to have occurred if:

      (i) the Corporation fails to make any redemption payment with respect to the Convertible Preferred Stock which it is obligated to make hereunder, whether or not such payment in legally permissible;

     (ii) the Corporation breaches or otherwise fails to perform or observe any covenant or agreement set forth herein or an Event of Default occurs under the Debt Restructuring Agreement; or
     (iii) the Corporation fails to pay dividends to the holders of Convertible Preferred Stock for two (2) consecutive Dividend Payment Dates; or

      (iv) any representation or warranty contained in the Debt Restructuring Agreement, or any information contained in writing furnished by the Corporation or any subsidiary of the Corporation to any holder of Convertible Preferred Stock, is false or misleading in any material respect on the date made or furnished; or

      (v) the Corporation makes an assignment for the benefit of creditors or admits in writing its inability to pay its debts generally as they become due; or an order, judgment or decree is entered adjudicating the Corporation bankrupt or insolvent; or any order for relief with respect to the Corporation is entered under the Federal Bankruptcy Code; or the Corporation petitions or applies to any tribunal for the appointment of a custodian, trustee, receiver or liquidator of the Corporation or of any substantial part of the assets of the Corporation, or commences any proceeding relating to the, Corporation under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation law of any jurisdiction or any such petition or application is filed, or any such proceeding is commenced, against the Corporation and either (a) the Corporation by any act indicates its approval thereof, consent thereto or acquiescence therein or (b) such petition, application or proceeding is not dismissed within sixty (60) days.

     4B.  Consequences of Certain Events of Noncompliance.

     (i) If an Event of Noncompliance has occurred and continued for a period of 30 days, the holder or holders of a majority of the Convertible Preferred Stock then outstanding may demand (by written notice delivered to the Corporation) (a) immediate acceleration of the right to convert the Convertible Preferred Stock into shares of Common Stock under Part 6B below such that 100% of the Convertible Preferred Stock shall be vested in such holder or holders and eligible for conversion into Common Stock on the date of such written notice, which notice may include a written notice of conversion of all or a portion of such shares pursuant to Part 6A below. In the event that the holder or holders of Convertible Preferred Shares thereafter convert(s) shares of Convertible Preferred Stock into shares of Common Stock, the Corporation shall also be required to issue to such holder or holders that number of additional shares of Common Stock into which the shares of Convertible Preferred Stock so converted would have otherwise been convertible under Part 6C below had such shares of Convertible Preferred Stock not been so converted. The obligation of the Corporation under the preceding sentence to issue additional shares shall rise at any time as such shares of Convertible Preferred Stock would have been convertible into additional shares of Common Stock, and at any such time, the Corporation shall immediately deliver to such holder or holders a new certificate for such additional shares of Common Stock. The Corporation will convert all or any portion of such holder or holders' Convertible Preferred Stock into Common Stock in accordance with the conversion procedure set forth in
Part 6A below.

      (ii) If an Event of Noncompliance has occurred and continued for a period of 30 days, the holder or holders of a majority of the Convertible Preferred Stock then outstanding (the "Holder") may also demand that the Board of Directors be deemed dissolved and all positions vacated. In this connection, the Holder may schedule a meeting of all stockholders of the Corporation upon at least twenty-four (24) hours advance notice either in writing, telegram or by a telephonic communication to all stockholders at which meeting a new Board of Directors shall be elected. Notwithstanding anything to the contrary in the Debt Restructuring Agreement, herein or in the Corporation's By-laws, it is expressly agreed that the Holder acting in person or by proxy may elect a majority of the members of the Board of Directors. The remaining members of the Board of Directors may be elected or designated by holders of a majority of the Common Stock. Upon such election, the Board of Directors, by majority vote, may conduct the business and affairs of the Corporation and may also terminate the employment of any employee of the Corporation or his or her official position with the Corporation, or both, subject to any existing employment agreements. The Holders' directors shall serve as directors until such time as the Event of Noncompliance has been remedied or the Convertible Preferred Stock converted entirely to Common Stock or redeemed in full, at which time such directors shall resign.

      (iii) If any Event of Noncompliance exists, each Holder will also have any other rights which such holder may have been afforded under any contract or agreement at any time and any other rights which such Holder may have pursuant to applicable law.

Part 5. Voting Rights. The voting powers of the holders of Convertible Preferred Stock include:

      (i) the right, as a class, to elect two (2) directors to the Corporation's Board of Directors. At least one such director elected by the holders of Convertible Preferred Stock shall be a standing member of each committee of the Board of Directors of the Corporation, unless the holders otherwise agree; and

      (ii) the exclusive right, as a class, to approve any enlargement of the Corporation's Board of Directors in excess of nine (9) directors.

      Except an otherwise provided herein and as otherwise provided by law, the Convertible Preferred Stock will have no other voting rights.

Part 6.  Conversion Rights.

      6A. Conversion Procedure. Subject to the provisions set forth below, each share of Convertible Preferred Stock shall be convertible at the option of the holder thereof, in the manner hereinafter set forth, into that number of fully paid and nonassessable shares of Common Stock determined as set forth below. The number of shares of Common Stock into which each share of Convertible Preferred Stock may be converted shall be increased in certain instances as provided in Part 6C below or decreased in certain circumstances as provided in Part 6 below.

      Any holder of Convertible Preferred Stock desiring to convert such shares into shares of Common Stock shall surrender the certificate or certificates for the shares being converted, duly endorsed or assigned to the Corporation or in blank, at the principal office of the Corporation or at a bank or trust company appointed by the Corporation for that purpose, accompanied by a written notice of conversion specifying the number of shares of Convertible Preferred Stock to be converted and the name or names in which such holder wishes the certificate or certificates for shares of Common Stock to be issued; in case such notice shall specify a name or names other than that of such holder, such notice shall be accompanied by payment of all transfer taxes payable upon the issue of shares of Common Stock in such name or names. After receipt of such notice of conversion, the Corporation shall either:

      (i) within sixty (60) days after receipt of such notice, issue and deliver or cause to be issued and delivered to such holder a certificate or certificates for shares of Common Stock resulting from such conversion; or

      (ii) within sixty (60) days after receipt of such notice, redeem all or any portion of the Convertible Preferred Stock specified in the aforementioned notice at an amount in immediately available funds equal to the Liquidation Value thereof, including any accrued and unpaid dividends.

In case less than all of the shares of Convertible Preferred Stock represented by a certificate are to be converted by a holder, upon such conversion the Corporation shall also deliver or cause to be delivered to such holder a certificate or certificates for the shares of Convertible Preferred Stock not so converted.

      6B.   Basic  Conversion Rights.  The right to  convert  the
Convertible Preferred Stock into shares of Common Stock shall vest over a four-year period in annual increments, as set forth below:

Date              Percentage of           Cumulative  Percentage
                  Convertible Preferred   of
                  Stock          Becoming Convertible Preferred
                  Eligible            for Eligible           for
                  Conversion on Such      Conversion
                  Date                    on and after Such Date


1st Anniversary   30%                     30%
   of   Effective
Date

2nd Anniversary   20%                     50%
   of   Effective
Date
3rd Anniversary   25%                     75%
   of   Effective
Date

4th Anniversary   25%                     100%
   of   Effective
Date

Subject to Parts 6C and 6D below, each share of Convertible Preferred Stock is convertible into 325 newly issued shares of Common Stock of the Corporation. The Cumulative Percentage of Convertible Preferred Stock Eligible for Conversion at any time shall be reduced by the percentage of Convertible Preferred Stock previously redeemed under Part 6D below. If shares of Cumulative Preferred Stock are held by more than one holder, each such holder shall be entitled to convert only the applicable percentage of such shares held by such holder.

      6C. Additional Conversion Rights. If the Corporation receives $2,000,000 of proceeds from equity financing during the twelve (12) month period ending on the first anniversary date of the Effective Date, each share of Convertible Preferred Stock will be convertible into an additional number of shares of Common Stock equal in the aggregate to 40% of the Plan Stock issuable from time to time under the Plans as described in Section 7.09 of the Agreement and Plan of Merger, such conversion rights to be allocated proportionately to each share of Convertible Preferred Stock issued and outstanding upon the date shares of Plan Stock become issuable. If the Corporation fails to raise $2,000,000 from equity financing within such period each share of Convertible Preferred Stock shall be convertible into an additional 300 shares of Common Stock pursuant to the Plans.

       6D. Mandatory Conversion. In the event the Corporation redeems shares of Convertible Preferred Stock in certain minimum amounts described below on or prior to June 30, 1994, Convertible Preferred Stock shall be automatically converted into Common Stock at the Adjusted Conversion Rate (as hereinafter defined) as follows: (i) if the Corporation redeems at least 2,000 shares of Convertible Preferred Stock by December 31, 1993, one (1) share of Convertible Preferred Stock will be converted into Common Stock at the Adjusted Conversion Rate for each five (5) shares of Convertible Preferred Stock so redeemed (up to a maximum of 6,000 shares so redeemed); (ii) if the Corporation redeems at least 2,000 shares of Convertible Preferred Stock by March 31, 1994, one (1) share of Convertible Preferred Stock will be converted into common Stock at the Adjusted Conversion Rate for each five
(5) shares of Convertible Preferred Stock so redeemed; and (iii) if the Corporation redeems at least 4,000 shares of Convertible Preferred Stock by June 30, 1994, one (1) share of Convertible Preferred Stock will be converted into Common Stock at the Adjusted Conversion Rate for each 5 shares of Convertible Preferred Stock so redeemed (up to a maximum of 6,000 shares so redeemed). Notwithstanding the foregoing, in no event shall more than 1,200 shares of Convertible Preferred Stock be converted into Common Stock at the Adjusted Conversion Rate. The Adjusted Conversion Rate means 2.5 shares of Common Stock for each share of Convertible Preferred Stock automatically converted under this
Part 6D.  In the event the mandatory conversion set forth in this
Part 6D is effectuated, the holder or holders of the Convertible Preferred Stock being converted shall promptly surrender the certificate or certificates for the shares being converted. Upon receipt of such certificate or certificates, the Corporation shall promptly issue and deliver or cause to be issued and delivered to such holder or holders a certificate or certificates for shares of Common stock resulting from such conversion and, if less than all of the shares of Convertible Preferred Stock represented by a certificate are to be converted under this Part 6D, the Corporation shall also deliver or cause to be delivered to such holder a certificate or certificates for the shares of Convertible Preferred Stock not so converted.

      6E. Fundamental Changes. In case the Corporation shall effect any capital reorganization of the Common Stock or shall consolidate, merge or engage in a statutory share exchange with or into any other corporation (other than a consolidation, merger or share exchange in which the Corporation is the surviving corporation and each share of Common Stock outstanding immediately prior to such consolidation or merger is to remain outstanding immediately after such consolidation or merger) or shall sell or transfer all or substantially all its assets to any other corporation, lawful provision shall be made as a part of the terms of such transaction whereby the holders of shares of the Convertible Preferred Stock shall receive upon conversion thereof, in lieu of each share of Common Stock which would have been issuable upon conversion of such stock if converted immediately prior to the consummation of such transaction, the same kind and amount of stock (or other securities, cash or property, if any) as may be issuable or distributable in connection with such transaction with respect to each share of Common Stock outstanding at the effective time of such transaction.

      6F. Conversion Date. Conversion shall be deemed to have been made as of the date of surrender of certificates for the shares of Convertible Preferred Stock to be converted, and the giving of written notice, as prescribed in Part 6A, or as otherwise prescribed by Part 4B(i) or Part 6D above, and the person entitled to receive the Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such Common Stock on such date. The Corporation shall not be required to deliver certificates for shares of its Common Stock while the stock transfer books for such stock or for the Convertible Preferred Stock are duly closed for any purpose, but certificates for shares of Common Stock shall be issued and delivered as soon an practicable after the opening of such books.

      6G. Converted Shares and Common Stock Held for Conversion. Any shares of Convertible Preferred Stock which at any time have been converted shall be canceled and may not be reissued. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, for the purpose of issuance upon conversion of shores of Convertible Preferred Stock, the full number of shares of Common Stock then issuable or which may become issuable upon the conversion of all shares of Convertible Preferred Stock then outstanding and shall take all action necessary so that shares of Common Stock so issued will be validly issued, fully paid and nonassessable.

      6H. Taxes. The Corporation will pay any and all stamp or similar taxes that may be payable in respect of the issuance or delivery of shares of Common Stock on conversion of shares of Convertible Preferred Stock. The Corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of shares of Common Stock in a name other than that in which the shares of Convertible Preferred Stock so converted were registered, and no such issuance or delivery shall be made unless and until the person requesting such issuance has paid to the Corporation the amount of any such tax or has established to the satisfaction of the Corporation that such tax has been paid.

Part 7.  Definitions.

      "Agreement and Plan of Merger" means that certain Agreement and  Plan  of Merger, dated as of June 7, 1993, by and among  the
Corporation,   Whitney  Partners, Inc.  and  AFGL  International,
Inc., as such agreement was in effect at August 20, 1993.

      "Business Day" shall mean a day other than a Saturday, Sunday or other day on which commercial banks in New York, New
York or Chicago, Illinois are authorized or required by law to close.

      "Common Stock" means the Common Stock, $0.01 par value per share, of the Corporation and any capital stock of any class of the Corporation hereafter authorized which is not limited to a fixed sum or percentage of par or stated value in respect to the rights of the holders thereof to participate in dividends or in the distribution of assets upon any liquidation, dissolution or winding up of the Corporation.

      "Debt Restructuring Agreement" means that certain Debt Restructuring Agreement, dated as of Aug. 11, 1993, by and among the Corporation, Whitney Partners, Inc., AFGL International, Inc. and Foote, Cone & Belding Communications, Inc. as such agreement may from time to time be amended in accordance with its terms.

     "Effective Date" shall have the meaning set forth in Section
8.03 of the Agreement and Plan of Merger.

      "Junior Securities" means any of the Corporation's equity securities other than the Convertible Preferred Stock.

     "Liquidation Value" of any Convertible Preferred Stock as of any particular date will be equal to $250 per share plus all unpaid cumulative dividends on the Convertible Preferred Stock.

      "Person" means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

      "Plans" shall refer to one or more compensation plans or arrangements adopted by the Corporation's Board of Directors pursuant to Section 7.09 of the Agreement and Plan of Merger.

      "Plan Stock" shall refer to the up to 5,000,000 shares of the Corporation's Common Stock which may be issued to the officers, directors and key employees of the Corporation, Whitney Partners, Inc. and AFGL Inc. under one or more Plans adopted by the Corporation's Board of Directors pursuant to Section 7.09 of the Agreement and Plan of Merger.

      "Registration  Agreement" means that  certain  Registration
Agreement, dated as of August 24 1993, by and between the Corporation and Foote, Cone & Belding Communications, Inc., as such agreement may from time to time be amended in accordance with its terms.

      "Redemption Date" as to any Convertible Preferred Stock means the date specified in the notice of any redemption at the Corporation's option or the applicable date specified herein in the case of any other redemption; provided that no such date will be a Redemption Date unless the applicable Liquidation Value is actually paid in full on such date, and, if not so paid in full, the Redemption Date will be the date on which Such Liquidation Value is fully paid.

Part 8. Amendment and Waiver. No amendment, modification or waiver will be binding or effective with respect to any provision hereof without the prior written consent of the holders of a majority of. the Convertible Preferred Stock outstanding at the time such action is taken; provided that no such action will change the amount payable on redemption of the Convertible Preferred Stock or the times at which redemption of the Convertible Preferred Stock is to occur, or the percentage required to approve such change, without the prior written consent of the holders of at least two-thirds of the Convertible Preferred Stock then outstanding; and, provided further, that no change in the terms hereof may be accomplished by merger or consolidation of the Corporation with another corporation unless the Corporation has obtained the prior written consent of the holders of the applicable percentage of the Convertible Preferred Stock then outstanding.

Part   9.   Notices.   All  notices  or  communications,   unless
otherwise specified in these resolutions, shall be sufficiently given if in writing and given in accordance with Section 8.1 of the Debt Restructuring Agreement.

Part 10. Ranking. For purposes hereof, all Junior Securities shall be deemed to rank junior to the Convertible Preferred Stock as to dividends or distribution of assets upon liquidation, dissolution or winding up.

Part 11. Captions. The captions and headings set forth in these resolutions are for convenience of reference only and are not a part of, nor shall they affect the interpretation or construction of, these resolutions.

       IN WITNESS WHEREOF, the Corporation has caused this certificate to be executed by Gary Goldstein, its President, and attested to by Barry Roseman, its Secretary, this 19th day of August, 1993.

                                      21st Century Holdings, Inc.

                                      By: /s/
                                         Gary Goldstein
                                         Its President

ATTEST

By: /s/
   Barry Roseman
   Its Secretary
                         ACKNOWLEDGMENT

STATE OF NEW YORK    )
                     )    ss
COUNTY OF NEW YORK   )

     I, Gary Goldstein, hereby certify that I am the duly elected and qualified President of 21st Century Holdings, Inc., that the foregoing instrument is the act and deed of the Corporation and the facts stated therein are true.

                                      By: /s/
                                           Gary   S.   Goldstein,
President

      Subscribed and sworn to before me the undersigned, a Notary
Public in and for said county and state.



                                      Notary Public